Exhibit 99.1

With the upcoming addition of AERT’s sixth manufacturing facility, AERT independent director Jim Robason was recently asked to assume a full-time consulting role to assist in hiring and training additional management for the company’s expanding manufacturing operations. Mr. Robason has served as an AERT independent director for the past two years and has assisted the company in upgrading and automating its facilities. Mr. Robason had previously been with Allen Canning Company for 37 years where, prior to his December 2002 retirement, he was Senior V.P. of Manufacturing responsible for all ten of Allen’s manufacturing facilities. By assuming a full-time role, Mr. Robason will receive income from AERT that exceeds the $60,000 threshold that differentiates independent from non-independent directors under NASDAQ regulations. This will shift AERT’s Board makeup to four independent and five non-independent directors.

According to NASDAQ listing requirements, the company must maintain a majority of outside independent directors. In order to comply, AERT has notified NASDAQ of the change in Mr. Robason’s status. AERT’s Board of Directors also voted unanimously to increase the size of the Board from nine persons to eleven persons by adding two additional independent directors. Shareholders will be asked to vote on these matters at the Company’s annual meeting on July 28, 2005. If this change is ratified by shareholders, and all directors standing for election are approved, the new Board structure will fully comply with NASDAQ listing requirements.